UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012

CENTRAL FEDERAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-25045	34-1877137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2923 Smith Road, Fairlawn, Ohio	44333	(330) 666-7979
(Address of principal executive offices)	(Zip Code)	(Registrant’s Telephone Number)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2012, the registrant issued a press release announcing the election of new directors, the appointment of new executive officers and the resignation of certain executive officers of the Company and CFBank pursuant to the Standby Purchase Agreements associated with the Company’s recently completed stock offering.

There are no family relationships between the newly appointed directors or executive officers and any of the Company’s or CFBank’s other directors or executive officers. All of the newly appointed directors and executive officers were Standby Purchasers in the Company’s stock offering. None of the newly appointed directors or executive officers is a party to any other transaction with the Company or CFBank in which they had a direct or indirect material interest. None of the newly appointed directors or executive officers is a party to any material plan, contract or arrangement (whether or not written) other than their appointment as directors and executive officers pursuant to the Standby Purchase Agreements.

None of the new directors currently serve, or have served in the last five years, on the board of directors of any other public company, except for Mr. Malenick, who was a board member of Max and Ermas Restaurants of Columbus, Ohio from 2006 until it was sold in 2008.

The new directors have not been named to any committees of the Board of Directors at this time.

The five new board members’ terms will expire at the time of the annual stockholders’ meeting in the following years:

James H. Frauenberg, II, age 37	2013
Donal Malenick, age 74	2013
Robert E. Hoeweler, age 64	2014
Timothy T. O’Dell, age 59	2015
Thad R. Perry, age 68	2015

The press release is attached as exhibit 99.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99	Press release issued August 23, 2012 announcing the election of new directors, the appointment of new executive officers and the resignation of certain executive officers of the Company and CFBank pursuant to the Standby Purchase Agreements associated with the Company’s recently completed stock offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Federal Corporation

Date: August 27, 2012	By:	/s/ Therese Ann Liutkus
Therese Ann Liutkus, CPA
Treasurer and Chief Financial Officer

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